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                                                            Exhibit 11.1

                               IKOS SYSTEMS, INC.
                STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)

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                                                                         Three Months Ended
                                                                     --------------------------
                                                                     December 30,  December 31,
                                                                        1995           1994
                                                                     -----------   ------------
Net income.......................................................      $1,375         $  448
                                                                       ======         ======

Number of shares used in computing per share amounts:
  Weighted average common stock outstanding......................       6,886          5,509

  Common equivalent shares attributable to
    stock options (treasury stock method)........................         633            274
                                                                       ------         ------

  Total weighed average common shares outstanding................       7,519          5,783
                                                                       ======         ======

Net income per share.............................................      $ 0.18         $ 0.08
                                                                       ======         ======
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